EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Novellus Systems, Inc. 2001 Stock Incentive Plan and the Novellus Systems, Inc. Amended and Restated 1992 Employee Stock Purchase Plan of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of Novellus Systems, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004, Novellus Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Novellus Systems, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

July 18, 2005